Exhibit 10.5

Final Execution Version

MERQUEO S.A.S.

LIMITED WAIVER LETTER

Merqueo S.A.S.

Carrera 97A No 9A-50

Bogotá, Colombia

Attention: Miguel Mc Allister / Felipe Ossa

BY EMAIL

September 15, 2022

Re:	Loan Agreement – Limited Waiver

Ladies and Gentlemen:

Reference is made to the Loan Agreement dated as of April 26, 2022 (the “Loan Agreement”) between Merqueo S.A.S., a sociedad por acciones simplificada incorporated and with principal domicile in the Republic of Colombia (the “Borrower”) and Blue like an Orange Sustainable Capital – Latin America Holdings II S.AR.L., a Luxembourg société à responsabilité limitée (“BlaO”), as lender. Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Loan Agreement.

Pursuant to a notice and request letter dated August 20, 2022 (the “Request Letter”), the Borrower informed BlaO that on August 17, 2022 the shareholder’s assembly of the Borrower authorized raising US$17,000,000 (the “Emergency Fund”) in the following manner: (i) issuing Series D Preferred Shares, (ii) issuing warrants convertible into Series D Preferred Shares, each substantially in the form attached hereto as Annex A (each a “Warrant”) and (iii) incurring additional debt of up to US$ 3,000,000 (the “Facility”).

Further, the Borrower has requested that BlaO make the Interest Reserve Amount available for disbursement for purposes other than the payment of interest. In consideration of the foregoing and BlaO’s additional risk exposure, the Borrower shall issue to Blue like an Orange Sustainable Capital Fund SICAV- SIF SCS - Latin America Fund II (or to such other Affiliate of BlaO designated by BlaO) a Warrant in form and substance similar to the Warrants issued to investors investing in the initial subscription of the Emergency Fund. In connection therewith, the Borrower has requested that BlaO waive Sections 2.2.4 (Interest Reserve) and 5.2.12 (Negative Covenants - Permitted Financial Debt) of the Loan Agreement, in each case to the extent such provisions would restrict the foregoing.

1. Limited Waivers. By signing this limited waiver where indicated below, and for the sole purpose of allowing the Borrower to carry out the transactions related to the Emergency Fund, BlaO hereby agrees to the waivers set forth below in this Section 1.

Interest Reserve Amount Disbursement

(a) BlaO agrees to waive Section 2.2.4 (Interest Reserve) of the Loan Agreement, insofar as such provision requires that any disbursement of the Interest Reserve Amount be (i) made after the termination of the Interest Reserve Period, (ii) used exclusively to pay interest amounts owing on the BlaO Loan on an Interest Payment Date and (iii) disbursed to an account that is not the Disbursement Account.

(b) In connection with the disbursement of the Interest Reserve Amount, BlaO agrees to waive the satisfaction of the following conditions precedent under Section 2.2.1 (Disbursement Procedure), which would otherwise be required to be satisfied in connection with any such disbursement:

(i)	Section 4.3.2 (Conditions Precedent to All Disbursements – No Default) to the extent the Borrower needed to comply with the following obligations under the Loan Agreement:

(x)	Section 5.3.2 (Unaudited Quarterly Financial Statements), in respect of the delivery of (1) the June 30, 2022 unaudited Financial Statements of the Borrower (on a Consolidated Basis) and each of its Subsidiaries (on an unconsolidated basis) for such Financial Quarter ended on such date, (2) the Borrower’s quarterly certificate and (3) the Financial Covenants compliance certificate (for the avoidance of doubt, such delays have been caused by the implementation of certain audits and verifications by Ernst & Young and the Borrower is taking steps to comply with Section 5.3.2); and

(y)	Section 5.3.5(ii) (Impact & Sustainability Indicators), in respect of the delivery of the report on certain quarterly impact and sustainability indicators for the Financial Quarter ended on the June 30, 2022 (for the avoidance of doubt, the Borrower is taking steps to comply with Section 5.3.5(ii)).

(ii)	Section 4.3.3 (Conditions Precedent to All Disbursements – Representations and Warranties) insofar it requires that all representations and warranties made by the Borrower in Article 3 (Representations and Warranties) relating to Merqueo Mexico to be true and correct. It is hereby acknowledged and agreed that the representations and warranties under Article 3 of the Loan Agreement relating to Merqueo Mexico shall no longer apply.

(iii)	Section 4.3.6 (Conditions Precedent to All Disbursements – Material Adverse Effect) insofar as the current status of Merqueo Mexico’s operations could potentially be characterized as a Material Adverse Effect.

Credit Limit Increase

(c) BlaO agrees to waive Section 5.2.12 (Negative Covenants - Permitted Financial Debt) of the Loan Agreement, insofar as such covenant restricts the incurrence of any Financial Debt other than the Financial Debt listed in such Section, and would thereby prohibit the Borrower from entering into the Facility.

2. Conditions Precedent. In consideration of the limited waivers set forth herein and the disbursement of the Interest Reserve Amount, any disbursement of the Interest Reserve Amount is subjectto the fulfillment in form and substance, and in a manner, satisfactory to BlaO, no later than three (3) Business Days prior to the Disbursement Date of the following conditions; provided, that any condition that is specified to be required to be met on such Disbursement Date shall be satisfied on or before such Disbursement Date:

(a) Except as otherwise provided in this letter, the Borrower is in compliance with, and has satisfied all conditions precedent set forth in, Sections 2.2.1 (Disbursement Procedure) and 4.3 (Conditions Precedent to All Disbursements) in connection with any disbursement made pursuant hereto.

MERQUEO S.A.S.	-2-	September 15, 2022

(b) On or before the applicable Disbursement Date, the Borrower shall have duly executed and delivered to Blue like an Orange Sustainable Capital Fund SICAV-SIF SCS - Latin America Fund II (or to such other Affiliate of BlaO designated by BlaO), a Warrant, at a purchase price equal to one Colombian peso, convertible into the greater of (i) 246,155,468 Series D Preferred Shares of the Borrower and (ii) 4.92% of the Share Capital of the Borrower on a fully-diluted basis after the transactions related to the Emergency Fund are consummated, in form and substance similar to the Warrants issued to its shareholders investing in the Emergency Fund and otherwise satisfactory to BlaO.

(c) The Borrower has paid to BlaO the following fees due under the April 26, 2022 fee letter:

(i)	a front end fee in the amount of US$207,000;

(ii)	the 2022 Financial Year annual supervision fee in the amount of US$10,000; and

(iii)	the structuring fee in the amount of US$67,500.

(d) The Borrower has received, during the period beginning on August 5, 2022 and ending on September 15, 2022, additional equity capital in an aggregate amount at least equal to US$8,000,000 (and, if requested by BlaO, evidence of such financings has been delivered to BlaO).

(e) The Facility includes at least US$1,500,000 of Financial Debt from Portland Caribbean Fund II, L.P., Portland Caribbean Fund II (Barbados) L.P. or Portland Fund II Co-Invest Partnership in the form of a convertible note (i) with an original term of no more than eighteen (18) months and (ii) mandatorily convertible into Series D Preferred Shares of the Borrower at the conclusion of such term or upon a Conversion Event (as defined therein) (and, if requested by BlaO, evidence of such financing has been delivered to BlaO).

3. Covenants. In consideration of the limited waivers set forth herein and the disbursement of the Interest Reserve Amount, the Borrower covenants and agrees that it shall (in each case, in form and substance satisfactory to BlaO):

(a) within sixty (60) days after any disbursement of the Interest Reserve Amount, (1) use its best efforts to identify Intellectual Property or other adequate Borrower Property, in form and substance acceptable to BlaO, to be designated as collateral securing all of the Obligations and the corresponding obligations owed to IDB Invest in respect of the IDB Invest Loan (the “Additional Secured Property”), (2) enter into an amendment of the Loan Agreement to effectively designate such Additional Secured Property as Security, (3) create and perfect a first priority Lien over the Additional Secured Property to secure all of the Obligations and the corresponding obligations owed to IDB Invest in respect of the IDB Invest Loan and (4) execute and, if required, register in the appropriate public registry, the relevant Security Documents creating valid and enforceable first priority Lien over the Additional Secured Property, and such Additional Secured Property shall be satisfactory in form and substance to BlaO;

(b) within sixty (60) days after any disbursement of the Interest Reserve Amount, obtain IDB Invest’s approval to the creation of the security interests over the Additional Secured Property (if any);

(c) within thirty (30) days after any disbursement of the Interest Reserve Amount, ensure that so long as BlaO holds the Warrant, BlaO is entitled to appoint one (1) Person to attend meetings of the Borrower’s board of directors (“Board”) as an observer (the “Board Observer”) and provided with all information and materials provided to the directors of the Board, and only BlaO shall be entitled to remove or replace such Board Observer. For the avoidance of doubt, the appointed Board Observer shall not have, and shall not be deemed to have, any of the duties or rights of a director or owe any duty to the Borrower or its shareholders and shall not be entitled to vote at any meeting of the Board;

(d) pay to BlaO to the Receipt Account a one-time structuring fee in an amount equal to US$100,000, payable on the earlier of (i) the date of the closing of a Qualified Transaction and (ii) April 15, 2024 (for the avoidance of doubt this fee shall be earned in full as of the date of this letter). For the purposes of this letter, a “Qualified Transaction” means any single transaction or series of related transactions implementing: (1) a future debt or equity financing of the Borrower other than (x) the transactions related to the Emergency Fund and (y) the transactions related to a financing round not exceeding US$35,000,000 (which, for the avoidance of doubt, may be carried out by an initial public offering); or (2) a Change of Control;

MERQUEO S.A.S.	-3-	September 15, 2022

(e) within thirty (30) days after any disbursement of the Interest Reserve Amount, pay BlaO to the Receipt Account or to such other account BlaO designates, all costs and expenses relating to the implementation of all matters set forth in this letter, including the fees and expenses of BlaO’s counsels; and

(f) in accordance with Applicable Law, register the disbursement of the Interest Reserve Amount with the Colombian Central Bank (Banco de la República) (or BlaO has received satisfactory evidence that such registration has been initiated) within the ten (10) calendar days after the date of such disbursement.

4.	Miscellaneous.

(a) The Borrower hereby acknowledges that the limited waivers and amendments set forth in this letter are limited to the specific purposes set forth herein and for no other purpose. For the avoidance of doubt, this waiver shall not apply to the incurrence of any other debt or financing, whether described in the Request Letter or otherwise.

(b) Notwithstanding the terms of the Loan Agreement, the Borrower and BlaO agree that this letter shall constitute a “Financing Document” for all purposes under the Loan Agreement.

(c) This letter may be executed in counterparts, each of which when taken together, shall constitute one and the same letter. Delivery of an executed counterpart signature page to this letter by electronic means shall constitute effective execution and delivery hereof.

(d) This letter, together with the Loan Agreement and the other Financing Documents, constitutes the entire agreement between the Borrower and BlaO with respect to the matters set forth herein and supersedes any and all other documents and understandings, oral or written, relating to the limited waivers set forth herein. Without limiting the foregoing, but for the avoidance of doubt, this letter does not amend, modify or waive any of the obligations of the Borrower to (i) make payments, when and as due, under the Loan Agreement and the other Financing Documents or (ii) comply with its obligations under Section 5.1.8 (Environmental and Social Compliance) of the Loan Agreement.

(e) The Borrower shall be obligated to pay (or reimburse BlaO, as the case may be) all costs and expenses relating to the implementation of all matters set forth in this letter, including the fees and expenses of BlaO’s counsels.

(f) This letter shall be governed by New York law and the provisions of Section 7.10 (Applicable Law and Jurisdiction) of the Loan Agreement shall apply to this letter as if references to the Loan Agreement therein were references to the Loan Agreement and this letter.

(g) The limited waivers and amendments set forth in this letter: (i) shall not affect, waive or modify any covenant or other term set forth in the Loan Agreement or any other Financing Document, except as specifically set forth herein; (ii) shall not affect, waive, modify or prejudice any other rights or remedies of BlaO under the Loan Agreement, or any other Financing Documents, or any other rights or remedies available to BlaO at law or in equity; and (iii) are not, and shall not be deemed to be, a novation under the Loan Agreement and/or any of the other Financing Documents. For the avoidance of doubt, the Loan Agreement and the other Financing Documents shall continue in full force and effect.

Please acknowledge your agreement and acceptance of the foregoing by countersigning this letter agreement in the space provided below and returning your executed signature page to BlaO.

[signature pages follow]

MERQUEO S.A.S.	-4-	September 15, 2022

Sincerely,

BLUE LIKE AN ORANGE SUSTAINABLE CAPITAL – LATIN AMERICA HOLDINGS II S.AR.L.

By:	/s/ Bertrand Badre
Name:	Bertrand Badre
Title:	Chief Executive Officer – Partner

By:	/s/ Emmanuelle Yannakis
Name:	Emmanuelle Yannakis
Title:	Chief Financial Officer – Partner

MERQUEO S.A.S.	-5-	September 15, 2022

ACCEPTED AND AGREED:

MERQUEO S.A.S.

By:	/s/ Felipe Ossa Rodriguez
Name:	Felipe Ossa Rodriguez
Title:	CEO

MERQUEO S.A.S.	-6-	September 15, 2022

ANNEX A

FORM OF WARRANT

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

Warrant No. [         ]

Date of Issuance: [September, 16th, 2022]

MERQUEO S.A.S.

Warrant to receive [Series D-2] Preferred Shares

MERQUEO S.A.S., a simplified stock corporation organized and existing under the laws of the Republic of Colombia (the “Company”), for value received, hereby certifies that [_____] (the “Holder”), is entitled, subject to the terms set forth below, to receive from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 4 below), up to that number of the Company’s Series D[2] Preferred Shares (defined below) equal to the Warrant Coverage (defined below) at the Purchase Price (defined below). The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein. The shares purchasable upon exercise of this Warrant, as adjusted from time-to-time pursuant to the provisions of this Warrant, are sometimes hereinafter referred to as the “Warrant Shares”.

The following capitalized terms have the following meanings when used herein. Capitalized terms used but not defined herein shall have the meanings set forth in that certain Amended and Restated Shareholders Agreement dated [September 7th], 2022, by and among the Company and Shareholders of the Company (the “Shareholders Agreement”) and the Subscription Agreement dated [September 3rd], 2022, by and among the Company and Investors therein.

“Affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including without limitation any general partner, managing member, officer, director or trustee of such person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such person.

MERQUEO S.A.S.	-7-	September 15, 2022

“Exercise Date” means, the earliest date between: (i) November 30th, 2022 or (ii) a date when a Triggering Event has occurred.

“Fully Diluted Share Number” means, at the time of exercise of this Warrant, the number of shares in the Company issued and outstanding including (without double counting any convertible Preferred Shares) all Ordinary Shares issuable upon conversion and/or exercise, as applicable, of Preferred Shares and any other securities or rights convertible into or exercisable or exchangeable for (in each case, directly or indirectly) Ordinary Shares, including options and warrants, plus the Ordinary Shares reserved and available for issuance pursuant to the Employees Stock Option Plans, but, for the avoidance of doubt, not including any shares issued or issuable upon exercise of this Warrant.

“Ordinary Shares” means ordinary shares in the Company.

“Preferred Shares” means the Series A Preferred Shares, Series B Preferred Shares, Additional Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares or any other convertible preference shares in the Company which are issued and outstanding from time to time.

“Purchase Price per Share” means COP $ 1.00 that has been received by the Company

“Series D-[2] Preferred Shares” means an additional and separate series of preference shares in the Company designated “Series D-2 Preferred Shares” which the Company has authorized to issue. The Series D-2 Preferred Shares shall have rights, preferences, privileges and restrictions identical in all respects to the Company’s Series D-1 preference shares other than with respect to (i) the per share liquidation preference and initial conversion price for purposes of price based anti-dilution protection which in the case of the Series D-2 Preferred Shares shall be zero and; (ii) the basis for any dividend rights, each of which shall be determined by reference to a Purchase Price equivalent to zero.

“Securities” has the meaning given in Section 12(a) below.

“Shares” means Ordinary Shares and Preferred Shares.

“Warrant Coverage” means that number of Series D-2 Preferred Shares equal to [              ]1

1. Exercise.

(a) Manner of Exercise. This Warrant may be exercised by the Holder, in whole or in part, with respect to the applicable number of Warrant Shares by delivering the notice form appended hereto as Exhibit A duly executed by the Holder or by such Holder’s duly authorized attorney no earlier than the Exercise Date, unless and other date has been agreed in writing with the Company. If this Warrant is exercised in full the Holder shall also surrender this Warrant in connection with such exercise.

(b) Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the date on which a exercise notice form has been delivered to the Company as provided in Section 1(a) above. Following such exercise, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 1(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(c) Delivery to Holders. As soon as practicable after the effective time of exercise of this Warrant in whole or in part pursuant to Section 1(a), and in any event within ten (10) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Holders, or as such Holders (upon payment by such Holders of any applicable transfer taxes) may direct, a certificate or certificates for the number of Warrant Shares to which the Holders shall be entitled.

[1]	Note to draft: Warrant Coverage to be included for each respective Investor based on economics set forth in the S.A

MERQUEO S.A.S.	-8-	September 15, 2022

2. Adjustments.

(a) Reclassification, Etc. In case of any reclassification or reorganization of the Company (or any other corporation the shares or other securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the Shares or other securities and property receivable upon the exercise hereof prior to such consummation, the Shares or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto; and in each such case, the terms of this Section 2 shall be applicable to the Shares or other securities properly receivable upon the exercise of this Warrant after such consummation.

(b) Adjustment Certificate. When any adjustment is required to be made pursuant to this Section 2, the Company shall promptly deliver to the Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, and (ii) the kind and number of Shares or other securities or property into which this Warrant shall be exercisable after such adjustment.

3. Transfers.

(a) Transferability. Notwithstanding anything else in this Warrant, no Holder may assign or transfer this Warrant without the Company’s prior written consent other than to an Affiliate of such Holder.

(b) Warrant Register. The Company will maintain a register containing the names and addresses of the Holders of all Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Holders of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Holder may change Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4. Termination. This Warrant (including the right to purchase securities upon exercise hereof and all rights and obligations of either Party herein) shall terminate upon the earliest to occur of the following (the “Expiration Date”): by September 16th, 2023 or, (b) the date that is five (5) business days prior to the implementation of an Acceptable Listing as such term is defined in the Shareholders’ Agreement.

5. Notices of Certain Transactions. During the term of this Warrant, in case:

(a) the Company shall take a record of the holders of Shares for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any Shares of any class or any other securities, or to receive any other right; or

(b) of any capital reorganization of the Company other than pursuant to Series D Preferred Shares round, any reclassification of any of the Shares or any initial public offering (IPO), Liquidation Event, Sale of the Company, or any Deemed Liquidation Event (a “Triggering Event”).

MERQUEO S.A.S.	-9-	September 15, 2022

then, and in each such case, the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (ii) the effective date on which such reorganization, reclassification, IPO, Liquidation Event, Sale of the Company, or Deemed Liquidation Event is to take place, and the time, if any is to be fixed, as of which the holders of record of Shares (or such other securities at the time deliverable upon such reorganization, reclassification, Liquidation Event, Sale of the Company or Deemed Liquidation Event) are to be determined. Such notice shall be delivered at least five (5) business days prior to the record date or effective date or proposed date for the event specified in such notice.

6. Creation of Warrant Shares; Further Assurances. The Company shall take all actions necessary, including but not limited to amending its Organizational Documents and Shareholders Agreement, to make available such Warrant Shares that shall be issuable upon the exercise of this Warrant. The Company will at all times act in good faith and assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

7. Exchange of Warrants. Upon the surrender by the Holders of any Warrant or Warrants, properly endorsed, to the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of the Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Holder, calling in the aggregate on the face or faces thereof for the number and series of Shares called for on the face or faces of the Warrant or Warrants so surrendered.

8. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9. Assignment. Upon completion of a Restructuring Transaction as set forth in the Shareholders Agreement, this agreement will be assign to the parent entity of the Company.

10. Notices. Any notice required or permitted by this Warrant shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, electronic mail with confirmed receipt, the next business days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, or after sent by electronic mail (a) if to the Holder, to the address of the Holder set forth on the signature page hereto or more recently furnished in writing to the Company, and (b) if to the Company, to the address set forth below or subsequently modified by written notice to the Holder.

Merqueo S.A.S

Att. Felipe Ossa

Calle 97a no 91-50

fossa@merqueo.com

With Copy that does not constitute notice to:

jmgarcia@merqueo.com

11. No Rights as Shareholder. Until the exercise of this Warrant, the Holder of this Warrant shall not have or exercise any rights by virtue hereof as a shareholder of the Company.

MERQUEO S.A.S.	-10-	September 15, 2022

12. No Fractional Shares. No fractional Shares will be issued in connection with any exercise hereunder, all Shares to be issued shall be rounded up or down accordingly.

13. Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the Company and the Holder hereto.

14. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

15. Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

16. Issuance of Warrant Shares. The Company covenants that the Warrant Shares, when issued pursuant to exercise of this Warrant, will be duly and validly issued, and after due payment, the Warrants will be fully-paid and non-assessable, and free from all taxes, liens, and changes with respect to the issuance thereof other than as set forth in the bylaws and in the Shareholders’ Agreement of the Company.

17. No Employment Rights. This Warrant shall not confer upon Holder any right with respect to creation or continuation of an employment, consulting or commercial relationship with the Company, nor shall it interfere in any way with Holder’s right or the Company’s right to terminate any such employment, consulting or commercial relationship at any time.

18. Additional Agreements. The Holder and the Company hereby agree that upon exercise of this Warrant, the Holder and the Company will enter into and agree to be bound by (i) the Company’s Shareholders Agreement (as amended and/or restated from time to time), as amended to accommodate the issuance of the Series D as contemplated herein and (ii) the Bylaws of the Company as amended from time to time, including the incorporation with respect to Series D Preferred Shares.

(Signature page follows)

MERQUEO S.A.S.	-11-	September 15, 2022

IN WITNESS WHEREOF, the parties have executed this Warrant to Purchase Series D Preferred Shares.

THE COMPANY MERQUEO S.A.S.

By:
Name:
Title:	CEO

Address:

MERQUEO S.A.S.	-12-	September 15, 2022

THE INVESTOR:

BLUE LIKE AN ORANGE SUSTAINABLE CAPITAL – LATIN AMERICA HOLDINGS II S.AR.L.

By:
Name:	Bertrand Badre
Title:	Chief Executive Officer – Partner
Address:
Email (For notification purposes):

By:
Name:	Emmanuelle Yannakis
Title:	Chief Financial Officer – Partner
Address:
Email (For notification purposes):

MERQUEO S.A.S.	-13-	September 15, 2022

EXHIBIT A

EXERCISE FORM

To:	MERQUEO, S.A.S.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant No.[_____] dated [September 16th , 2022] hereby irrevocably elects to acquire the number of Series [D-2] Preferred Shares covered by such Warrant and set forth opposite such Holder’s name below, and herewith makes payment in the corresponding amount set forth below, representing the full purchase price for such shares at the price per share provided for in such Warrant.

Holder	Series D-2 Preferred Shares
[-]	[-]

Signature:

Name (print):

Title (if applicable)

Company (if applicable):

MERQUEO S.A.S.	-14-	September 15, 2022